Exhibit 99.2

FINAL

Third Quarter Fiscal 2007

Conference Call Remarks

August 7, 2007

7:30 a.m. CT

GENNY

Good morning and thank you for joining us.

On the call today are Russ Fradin, our Chairman and CEO, and John Park, our CFO.

Before we get started, let me highlight that when we discuss revenues, we’re referring to net revenues, or revenues before reimbursements.

On this call we may make forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Please refer to our most recent SEC filings for more information on risk factors that could cause actual results to differ. Hewitt disclaims any obligation to update or revise any forward-looking statements made on this call.

At the conclusion of the call we’ll conduct a question and answer session. During the Q&A session we ask that you please limit yourself to one question … out of courtesy to others.

Now I’ll turn it over to Russ...

RUSS

Thank you Genny, and good morning everyone. Thank you for joining us.

Since I joined Hewitt nearly a year ago now, we’ve been undergoing an important transition– with 2007 representing a period of stabilization and rebuilding for the future. Over the last 11 months, we’ve spent a great deal of time repositioning the company for improved growth and profitability. You’ve heard us talk about this idea of “re-centering” the Company around the Benefits Outsourcing and Consulting businesses, with HR BPO being the third leg of the stool, not the single theme of our strategy. We’ve underappreciated the opportunities for growth in our established businesses in the recent past, and we’re working quickly to further build on the enormous value of our franchise. We still have a lot of hard work ahead as we refine and execute our plans, but the progress that we’ve made in the last few months gives us confidence that we are strategically and operationally on the right track.

Let me touch quickly on the highlights of the quarter before turning it over to John to speak to our results in greater detail –

Overall, we’re pleased with our performance in the third quarter – with continued demand for our services translating into solid revenue growth, and our cost management efforts contributing to nice underlying margin expansion. All this reflects continued strength in our business fundamentals.

In Benefits Outsourcing, revenues were roughly flat, which was in-line with our expectations, but clearly not the kind of growth we know we can achieve longer term. One of the most important elements of our strategy to re-center the business is accelerating the top-line performance of this business. We’re pursuing opportunities to grow both organically and through selective acquisitions, but it will take time for the growth to be reflected in our results given the relatively long lead time required to sell and implement work.

Overall, our Consulting business posted another good quarter, with continued strength in the retirement business, as well as in the talent and organization practice.

We saw solid margin expansion in both Benefits Outsourcing and Consulting, although it’s important to highlight that both businesses were positively impacted by the timing of our bonus accruals as well as some other small unusual items that John will cover. Overall, we feel good about both businesses.

In HR BPO, we saw strong revenue growth, and we’ve begun to realize the benefits of our stabilization and cost management efforts, which was reflected in the year-over-year improvement in the operating loss. Reducing the losses, while meeting service requirements in this offering continues to be a top priority.

We remain actively engaged in discussions to renegotiate and / or improve our results on those contracts that are the most financially challenging. As we’ve said before, these are complex conversations, and we’re partnering closely with most of the clients to identify solutions that serve our mutual needs. We’ve made good progress with about half of them – with improvements ranging anywhere from clarification of work statements, to giving work back to the client with appropriate price adjustments, to in some cases, improved pricing.

We also continue to look for new contracts on which we have a high degree of confidence we can successfully execute. We’ve just completed negotiations with one of our large 3-service

Benefits Outsourcing clients to provide payroll and workforce administration services to their roughly 40,000 U.S.-based employees. In addition, we’ve reached agreement with a large U.S. financial services company to provide HR services, including all three Benefits Outsourcing services, to their more than 25,000 employees. We’ve been working very closely with these organizations to develop a solution that meets their needs, as well as our requirements, and we hope to be able to share additional details on the contracts shortly. In addition to the previously announced Rogers Communications deal, these deals mark our second and third HR BPO wins this fiscal year. As I have stated previously, we’re looking to land about four new clients a year.

Since enforcing our more rigorous deal review process almost two years ago, we’ve signed a small number of new deals, a couple of which are now either well into or beyond the implementation period. We’ve tracked the performance of these contracts carefully, and have seen them continue to achieve results roughly in-line with our expectations, which gives us confidence that our selective criteria has allowed us to identify and sign deals that are good for clients…and for us.

And finally, we’re having success with some of our productivity initiatives across the business, improving cost effectiveness while always putting service quality first.

Before I turn it over to John, I want to comment on this morning’s announcement that tomorrow we’ll be commencing a tender offer to repurchase up to roughly 16 million shares of our common stock, which we view as the most efficient mechanism for executing our existing share repurchase authorization. This program is a good use of our excess cash balance and our strong free cash flow, yet it allows us the flexibility to pursue internal growth initiatives and the appropriate level of M&A activity.

So with that, I’ll turn it over to John…

JOHN

Thanks, Russ, and good morning everyone.

Let me start by recapping the highlights of our consolidated results.

In the third quarter, net revenues increased 4% over the prior-year quarter. After excluding the decline in third-party supplier revenues, and the effects of currency and acquisitions, revenues increased 3%.

Operating income increased to $72 million, compared with a loss of $208 million in the prior-year quarter. Let me provide some additional color on some of the unusual items that impacted the quarter –

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First – the results reflect $13 million of lower compensation expense driven by the fact that we’re now accruing bonuses evenly throughout the year, as opposed to accruing based on the seasonal patterns of the business. This is purely timing within the fiscal year—you’ll recall that the way we’re now accruing bonuses negatively impacted our results in the first half of the year, and we expect it to benefit our results again in the fourth quarter as the first half impact continues to reverse out.

•	Second, we recorded a $9 million severance charge in the third quarter related to reductions primarily in the HR BPO business, as well as in overhead functions.

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And of course, recall that last year’s third quarter included $249 million of non-cash pretax charges related to the HR BPO business, including $172 million of goodwill impairment, $70 million of contract loss provisions, and $7 million of intangible asset impairment.

After adjusting for these items in the appropriate periods, operating income in the third quarter increased to $82 million, from $54 million in the prior-year quarter, reflecting the strong underlying performance of the business.

Net income increased to $48 million, compared with a loss of $202 million in the prior-year quarter, of course including the unusual items I just referenced.

Our effective tax rate was 37% for the quarter, compared to a tax benefit at a rate of 2.5% in the prior-year quarter. The prior-year quarter was impacted by a number of discrete items, including the non-deductible goodwill impairment charge, increases to valuation allowances related to certain foreign operations, and the reversal of certain tax contingencies upon the close of tax audits for certain periods. Excluding these discrete items, the tax rate in the prior-year quarter would have been 39%.

Cash flow from operations was $258 million for the nine-month period, compared with $289 million in the prior-year period. Free cash flow was $195 million, compared with $211 million in the prior-year period. The decrease in free cash flow was driven primarily by lower tax refunds and higher tax prepayments in the period, as well as higher performance-based compensation paid in the current year. The decrease was mostly offset by lower net deferrals and capex, as well as favorability from changes in the timing of our compensation payments.

As Russ mentioned, we continue to feel good about the underlying cash generating capabilities of the business, as evidenced by the tender offer we announced this morning.

Capex was $63 million for the nine-month period, compared with $78 million in the prior-year nine-month period.

Turning to the segments –

Before I dig in to the numbers, it’s worth noting that the results reflect the changes made to our segment reporting last quarter.

So… Starting with Benefits Outsourcing…

Overall, excluding currency, Benefits revenues were roughly flat in the third quarter. An increase in project work was offset by the impact of lost clients and longer implementation cycles required for some of our larger, more complex clients.

We’re pleased with the gains we saw in Benefits margins in the quarter, expanding to 26.6% from 21.1% in the prior-year quarter. The gains came from both fundamental operating improvements, such as increased global sourcing, as well as some favorability related to an increase in project work, and a $3 million benefit from the timing of our bonus accruals.

The HR BPO business reported strong top-line growth in the third quarter. Overall, after adjusting for the decline in third-party revenue, and currency, revenues grew 14%, driven primarily by growth of existing clients, including an increase in project work, as well as by contracts that went live in the twelve-month period.

Clearly our efforts to drive down the operating loss in this business have begun to pay off, with the loss coming in at $38 million in the third quarter, compared with a loss of $45 million in the prior-year quarter, adjusted for the $249 million of pretax charges. The year-over-year improvement reflects some pluses and some minuses – including a $2 million benefit related to the timing of our bonus accruals, a $6 million severance charge, and increased intangible asset amortization related to the previously announced non-renewal of the BP contract.

The underlying loss improved in-line with our expectations, primarily due to the stabilization of the existing client base, as well as our overall cost management efforts. We expect to see continued year-over-year improvement in the underlying operating loss of the business, particularly now that we’ve lapsed the post-implementation period for some of the large contracts that negatively impacted our performance in the first half of the year. It’s worth reminding you, however, that this is not a business that will track evenly from quarter to quarter given its maturity and size – for example, keep in mind that in the third quarter we saw an unusual level of project work. So the magnitude of improvement may not be as large in future quarters – but overall, we’re moving in the right direction for both our clients and our shareholders.

Turning to the backlog and pipeline…

For Benefits – the backlog is up compared to last quarter primarily as a result of new clients. The pipeline is up sequentially as well, reflecting solid activity in the market, including a couple of rather sizeable prospects.

For HR BPO – the backlog is roughly flat sequentially, given that we didn’t see a lot of activity in the quarter. The HR BPO pipeline was down sequentially, reflecting our continued selectivity.

Just as a reminder, these comments reflect activity through the end of the quarter…any activity subsequent to June 30, including the two new deals mentioned earlier, will be reflected in the trends reported next quarter.

The Consulting business reported another good quarter, with organic constant currency revenue growth of 5%. On this basis, both the retirement and the talent and organization businesses grew in the high-single digits, health management grew in the mid-single digits, and the communication consulting business grew in the low-single digits.

Consulting margins were 17.0% compared with 13.8% in the prior-year quarter. The increase was driven by revenue growth, as well as $8 million of lower compensation expense due to the timing impact of our bonus accruals. Excluding this last item, margins were down year-over-year, but we were pleased to see them improve sequentially on an underlying basis.

Reported unallocated shared services costs were about 3.6% of net revenues in the third quarter, versus 2.7% of net revenues in the prior-year quarter. The increase is primarily a result of higher professional services fees related to specific strategy and improvement projects.

Turning to our outlook for the remainder of the year…

For the full year, we continue to expect that we’ll deliver solid year-over-year earnings growth on an underlying basis – that is excluding the unusual items in both 2007 and 2006. As we continue to reposition the Company, some of the critical initiatives under way will continue in to the fourth quarter and beyond, including renegotiation of our more challenging contracts and refinement of our go-forward strategy in HR BPO, rationalization of our real estate portfolio, and a focus on prudent fiscal management. So, again, it’s important to point out that our comments on the full year exclude the impact of any significant restructuring and / or impairment charges that may arise in the fourth quarter as a result of any of these activities.

And as it relates specifically to HR BPO… We’re encouraged that our stabilization and cost management efforts are showing results, and we expect this to continue over the remainder of the year. As a result, we continue to expect a modest year-over-year reduction in the underlying loss of the business in fiscal 2007.

Before we move on, I want to provide some themes for you as you start to think about fiscal 2008. Given the opportunities we have to reduce costs across the business, next year’s story will benefit from cost management as we make continued progress in this area. Recall that in June we announced that we’d be taking a $30 to $45 million charge over the next 2 to 3 quarters as a result of our plans to consolidate some of our real estate, and exit certain properties. This is one example of actions we’re taking, and we’ll continue to look for and execute on other similar opportunities to improve productivity, which could result in additional charges. As you know, we’re also evaluating ways to accelerate growth, but it will take a bit longer for this to be reflected in our top-line, given sales and implementation cycles in Outsourcing.

We do expect to provide annual earnings guidance for fiscal 2008 on our next quarterly call. And as it has become increasingly important to track the cash performance of the business given the outflows associated with HR BPO, we also expect to introduce a cash earnings metric when we report next quarter.

And finally, as part of our existing $750 million share repurchase authorization, as of last night’s market close, we’ve repurchased a total of 5.9 million shares for a total of about $177 million. After factoring in the $500 million tender offer, this leaves us with about $73 million remaining under the existing authorization.

Now, I’d like to turn it back to Russ for a moment….

RUSS

Thanks, John.

Before we take your questions, I want to reiterate and report on progress on the four key strategic priorities we introduced last quarter, which are all focused on re-centering the Company to capture the growth and margin potential of the Benefits Outsourcing and Consulting businesses, while we address the issues with some of our contracts and selectively grow the HR BPO business. We made strides in each of these areas in the third quarter, and in the coming months, you will see us continue to take actions consistent with these themes.

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The first theme – keep clients first. Our number one focus will always be on continuous improvement to ensure that we are providing top-notch service to our clients. We’re increasing our investment in quality in Benefits, by continuing to re-engineer our processes, improve our product service delivery, and increase resource levels in some key areas. In Consulting, we’re focused on providing thought leadership on the critical issues of managing human capital, and on driving greater standardization in our offerings to deliver consistently best-in-class work more efficiently than we do today. And in HR BPO, we’re continuing to assess the most efficient way to serve our clients. Julie Gordon’s new client and market leadership organization is up and running, ensuring that we remain focused on driving the right solutions for our clients across our full array of services.

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The second priority – create a rewarding work experience that leads to improved engagement and retention of our people. We are very much focused on making improvements in this area. It’s too early to size the magnitude of this effort, but Tracy Keogh, our new head of HR, is actively looking at ways to change our culture to further enhance our work environment, and it is a critical priority for our entire senior management team.

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Third – Grow with intention. My leadership team has spent the last few months gathering data and crunching numbers in order to gain an intimate understanding of our industry and the market for our services. All the data points to the same conclusion – HR Outsourcing and Consulting hold terrific opportunities for robust growth for the foreseeable future, and we’re working aggressively to capitalize on them.

Let me share some high level thoughts on areas of particular attention –

In the Benefits Outsourcing business – there is still a sizeable opportunity for us to grow our existing client base by continuing to penetrate the untapped portion of the large employer market, and improve our cross-selling into that base. Julie’s new organization will be critical in this regard. As many of you know, we’re also actively looking at the middle market and at complementary, add-on acquisitions as ways to accelerate our growth in this business.

In Consulting, we’re looking at ways to expand our offer – by capitalizing on the transformation of the retirement business, continued M&A activity, and the war for talent, among other things…and by redoubling our efforts to grow internationally.

In order to be successful with our efforts in both Benefits and Consulting, we are taking steps to build a more aggressive sales culture, for example by creating new quota and reward systems… and hiring more sales people.

And in HR BPO, as we continue to refine the new business model, we expect to narrow the scope of services that we provide to a core offering including benefits, workforce administration, payroll, and a limited set of other services. And we’ll begin to sell unbundled point solutions.

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And finally, the fourth priority… Get lean. The recent announcement that John mentioned a moment ago about some of our real estate plans is just a part of a broader company-wide program that will reshape our operating model to improve efficiency, and free up resources to allow us to invest in our growth and other value-creation initiatives…while at the same time contributing to margin expansion. For example, in addition to our real estate consolidation, we’re doing the same in the IT area, driving toward more common technology platforms. The program is designed to not only rationalize our cost structure, but also introduce a way of life to the organization that is centered on service quality and process improvement.

You should think of these four priorities not as areas of short-term focus, rather as the support system for all of our strategies and actions going forward. Each of our senior leaders is working hard on these objectives, and committed to ensuring we meet our goals.

In summary, we’re pleased with our performance in the quarter, and are cautiously optimistic heading in to the fourth quarter. We’ve taken some critical actions that lay the groundwork for improved growth and profitability in 2008 and beyond, and there is certainly more to come.

As those that know me would tell you… I’d much rather we admire our accomplishments than our plans. We’re seeing measurable progress – we have a good feel for what needs to be done, and now it’s all about successful execution. We are in the right place at the right time, and I’m confident we have the right team of senior leaders to make it happen. We look forward to sharing our progress with you in the quarters and years to come.

I thank you for joining us today. Operator – I think we’re ready to take some questions.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.